Exhibit 4.10

AGREEMENT

           THIS AGREEMENT (the “Agreement”) is made as of the 9th day of November, 2011 (the “Effective Date”), by and between B.O.S Better Online Solutions Ltd. (the “Company”) and Dimex Systems (1988) Ltd. (the “Lender”).

W I T N E S S E T H:

           WHEREAS, on July 28, 2009 the Company and the Lender entered into a Loan Agreement in respect of a principal amount of $674,689 owed by the Company to the Lender (the "July Loan Agreement", and the "July Loan");

           WHEREAS, on February 3, 2010 the Company and the Lender entered into a Loan Agreement in respect of a principal amount of $161,594 owed by the Company to the Lender (the "February Loan Agreement" and the "February Loan").  The February Loan together with the July Loan shall be referred to as the "Convertible Loans";

           WHEREAS, pursuant to the February Loan Agreement, the Lender holds, as of November 2, 2011, 25 checks covering payment of NIS 2,532,859 of principal and interest (including VAT) payable to the Lender (the "Installment Debt);

           WHEREAS, pursuant to the terms thereof, the Convertible Loans are convertible at the election of the Lender, at anytime prior to their respective maturity date;

           WHEREAS, the Company wishes to have the Lender convert its Convertible Loans into the Company's Shares prior to the maturity dates, and in order to induce Lender to do so has proposed certain amendments to the terms of the Convertible Loans and an extension to certain of the Lender's warrants, as more fully described below;

           WHEREAS, the Lender agreed to convert part of its Convertible Loans on the terms on conditions described below; and

           WHEREAS, the Company intends to submit the proposed amendments to the terms of the  Convertible Loans to shareholders' approval, such approval being a condition precedent to the Company's performance of this Agreement.

   NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Lender hereby agree as follows:

1.	Loan Conversion.

1.1.            By execution of this Agreement, Lender serves notice to the Company, pursuant to Section 2.4 of the February Loan Agreement and Section 2.4 of the July Loan Agreement, of the conversion (the "Conversion") at the Closing (as defined below), and subject to the consummation thereof, of  $500,904 (Five Hundred Thousand Nine Hundred and Four US Dollars) of the Convertible Loans (the "Converted Loans", comprised of $418,142 of principal amount and $82,762 of accrued interest), into the Company's ordinary shares, nominal value NIS20.00 each (each, a “Share” and collectively, the “Shares”).

1.2.            The Conversion shall take place at the Closing (as defined below), and shall be made at a reduced conversion price of $1.50 per Share (the "Conversion Price"), yielding an issuance to the Lender of 333,936 (Three Hundred Thirty Three Thousand Nine Hundred and Thirty Six) Shares (the “Converted Shares”).

1.3.            The balance of the Convertible Loans, equal as of the Closing, to $500,904 (Five Hundred Thousand Nine Hundred and Four US Dollars), comprised of $418,142 of principal amount and $82,762 of accrued interest (the "Deferred Loan") shall remain outstanding, will not be convertible, and shall be repaid to the Lender, together with Interest and applicable VAT, in 24 equal monthly installments commencing January 10th, 2014.

1.4.            Commencing upon consummation of the Closing, the annual rate of interest on the Deferred Loan (the “Interest”) shall be reduced from 8% to 4%, compounded annually, calculated on the basis of a 360-day year and pro-rated with respect to any partial periods.

1.5.            An Amortization Table reflecting the installments as of the Closing is attached hereto as Schedule 1.5. The Amortization Table was calculated based on a Dollar/Shekel rate of exchange equal to 3.65, and shall be updated, immediately prior to Closing, by the last known Dollar/Shekel representative rate of exchange, as published by the Bank of Israel prior to the Closing.

1.6.            To ensure the payments of the installments of the Deferred Loan, at the Closing, the Company shall provide Lender with 24 checks from Lender's account in Bank Leumi (the "Bank"), each payable to Lender, and each covering the full payment of each of the payments under Schedule 1.5 (as updated pursuant to the provisions of Section 1.5 above) post dated to their due dates, together with Interest and applicable VAT.  For the removal of doubt, only actual receipt of funds no later than 3 business days following presentation of each of such checks for deposit shall be considered as payment made to Lender hereunder.

1.7.            For the removal of doubt, the Registration Rights Agreements entered into between the Company and the Lender on July 28, 2009 and on February 3, 2010, shall remain in full force and effect.

2.	Extension of Warrants

2.1.            Subject to and conditioned upon the Conversion, the exercise period of the 50% of the following Lender's outstanding warrants to purchase Shares (i.e. 103,798 Shares out of the warrant issued on July 28, 2009 (Warrant No. BOS 09-09), and 24,861 Shares out of the warrant issued on February 3, 2010 (Warrant No. BOS 10-02), collectively, the "Warrants")) shall be extended by two years, until July 28, 2014 and February 3, 2015, respectively. A form of an amendment to the Warrants extending their term in respect to 50% of the underlying Shares is attached as Schedule 2 hereto.

2.2.            The Warrant's exercise price shall remain the same, $2.75 per Share (subject to adjustment in the events set forth therein.)

3.	Event of Default

3.1.            Without derogating from any right and/or remedy available to Lender under applicable law, upon the occurrence of an "Event of Default" as defined below, without notice by Lender to, or demand by Lender of Company, all of the Deferred Loan, plus Interest and VAT, if applicable, and all of the Installment Debt, which has not yet been paid to Lender, plus interest and VAT if applicable, shall immediately become due and payable by Company to the Lender.

3.2.            In addition, and without derogating from the forgoing, or from any right or remedy available to a party hereunder or pursuant to applicable law, (i) any payment hereunder not paid when due shall bear an additional default interest at the rate of 5.5% per annum, compounded annually, from the date such payment has become due and until actual payment thereof; and (ii) upon a material breach of this Agreement, which continues 30 days or more following receipt by the Company of notice of same from Lender, Company shall  pay  Lender liquidated damages in an amount equal to 10% of the outstanding amount of the Installment Debt and Deferred Loan owed to Lender hereunder (including Interest) at such time.

3.3.            The parties agree that the aforesaid liquidated damages, without any need of proof of actual damage, were determined after careful evaluation and are considered as reasonable under the circumstances, and the Company agrees not to raise any argument to the contrary regarding the amount of liquidated damages agreed hereunder.

3.4.            "Event of Default" shall mean any of the following:

  (a)          the Company is unable to pay its debts as they come due, makes a general assignment for the benefit of its creditors, or files for voluntary liquidation;

  (b)          the filing against the Company of any petition in liquidation or any petition under the provisions of applicable law for the relief of creditors, or a liquidator or receiver is appointed for or over all of or a substantial part of the assets of the Company, if such petition or appointment is not dismissed or stayed within sixty (60) days;

  (c)          the Company defaults on any payment of the Installment Debt or the Deferred Loan, or fails to duly perform or comply with any of its covenants or other obligations under this Agreement and (if capable of remedy) such failure is not remedied within 21 Business Days, after the Lender provides written notice thereof to the Company.

  (d)          the Company adopts a resolution (i) for a merger with and into a third party, where the Company is not the surviving entity where such event may reasonably be deemed to have a material adverse effect on the Lender’s ability to receive the Deferred Loan and Installment Loan repayment hereunder (excluding, for the avoidance of doubt, reorganization among the Company and its subsidiaries) or (ii) for a sale of all or substantially all of the Company’s assets.

4.	Representations. The Company hereby represents and warrants to the Lender that the following shall be true and correct as of the date of the Closing:

4.1.            Due Authorization and Valid Issuance.  The Company has the corporate power to enter into this Agreement and perform its obligations hereunder. This Agreement, and all other instruments, certificates and agreements executed and/or delivered or required to be executed and/or delivered by the Company under or pursuant to this Agreement (the "Transaction Documents") have been duly approved by the necessary corporate bodies, executed and delivered by the Company.

The Shares issued hereunder will, upon issuance be duly authorized, validly issued, fully-paid and nonassessable, free of any preemptive rights and are free and clear of any liens, claims, encumbrances or third party rights of any kind.

4.2.            Binding Agreement. The Transaction Documents constitute a valid and legally binding obligation of the Company enforceable against the Company in accordance with their terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors and contracting parties generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought, and (iii) rights to indemnity and contribution may be limited by Israeli or U.S. state or federal securities laws applicable to the Company or by the public policy underlying such laws.

4.3.            Non-Contravention.  Neither the execution and delivery of the Transaction Documents, nor the consummation of the transactions or the performance of the obligations contemplated hereby will result in any violation or breach of the Company’s articles of association, by-laws, board resolutions or shareholders resolutions.

4.4.            No Consent. No consent or approval of any governmental body or any other third party, including the Bank or any other financial institute to which the Company is indebted, is required to be made or obtained by the Company in connection with the execution and delivery of the Transaction Documents by the Company or the consummation by the Company of the transactions or the performance of the obligations contemplated therein by the Company.

4.5.            Conversion.  At the Closing, the Other Lenders' Conversion (as defined below) shall have been effected in full in accordance with its terms.

5.	Closing.

5.1.            Closing shall occur on December 21st, 2011 at the offices of Shibolet & Co., 4 Berkovich St. (Museum Tower – 8th floor), Tel-Aviv, at 11:00 (the “Closing Date”) or such other time and place, as shall be agreed between the parties in advance and in writing. Lender agrees that the Company may, by written notice, defer the Closing to no later than December 25th (the “Deferred Closing Date”) in which case Closing shall occur on the basis of an updated Schedule 1.5 (taking into account Interest at a rate of 8% until the actual date of Closing).  In the event that the Closing does not occur and is not consummated in full by the Deferred Closing Date, Lender shall be entitled to terminate this Agreement by immediate written notice. The consummation of the Closing shall be subject to the satisfaction of the following closing Conditions:

(a)          The Company’s Shareholders approved the amendments to the Convertible Loans and the extension of the Warrants contemplated above.

(b)          All of the other Lenders whose convertible loans are due in July 2012, as detailed in Schedule 5.1(b)(1) hereto attached (the "Other Lenders"), will have converted their respective loans in their entirety (including any and all interest thereon) into Shares at the Conversion Price, in accordance with written agreements substantially in the form attached as Exhibit 5.1(b)(2) hereto (the "Other Lenders' Conversion").

5.2.            At the Closing, the following actions will be taken and shall be considered as taken simultaneously, and unless the occurrence or completion of any such transaction or action, was waived, in writing, by the applicable party, no transaction hereunder shall be deemed to have been completed and no action shall be deemed as taken or document delivered unless and until all have been taken, delivered and completed at the Closing:

5.2.1.	Company shall provide to Lender:

(a)          Written confirmation by Buyer's CEO and CFO in the form hereto attached as Schedule 5.2.1, that: (i) the execution, delivery and performance of this Agreement  has been dully approved by all required corporate approvals and that no other action, consent or approval (including, without limitation, of the Company's Bank or any other financial institute to which the Company is indebted) is required for the Company to sign, deliver and perform this Agreement and any and all of the transactions contemplated hereunder, and (ii) the Other Lenders' Conversion has been consummated in full with respect to each of the Other Lenders.

(b)          All of the post-dated checks detailed in Section 1.6 above, dully signed by an authorized signatory of the Company.

(c)          A copy of a share certificate representing 333,936 Shares, issued in the name of the Lender, with an original share certificate to follow promptly.

(d)          Duly Executed amendments to the Warrants.

(e)          Payment in cash of VAT calculated on the interest portion of the Converted Loans, in accordance with the invoice referred to in section 5.2.2 below.

5.2.2.
Lender shall provide Company with an invoice (including VAT) and a tax withholding exemption in respect of the Interest in the form hereto attached as Schedule 5.2.2. Lender undertakes to hold harmless and fully indemnify the Company, at its first demand, from and against any and all liabilities, costs, penalties and expenses suffered or incurred by the Company in connection with any tax withholding obligation relating to the payments to Lender hereunder, all to the extent Lender has not timely provided the Company with a valid exemption from withholding, covering the periods for which such withholding was required. The Company shall give Lender written notice promptly after it becomes aware of an event which may serve as a basis for an indemnification claim hereunder and shall allow Lender to assume defense of such a claim or demand for payment of withholding, at Lender's sole cost and expense.

5.2.3.	The Conversion of the Converted Loans shall be effected, the Converted Loans shall be deemed fully paid, and the Converted Shares dully issued.

6.	Miscellaneous

6.1             Amendments. This Agreement may be modified, supplemented or amended only by a written instrument executed by the Company and the Lender solely with respect to the Lenders rights and obligations.

6.2             Notices.  Any notice that is required or provided to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given and received for all purposes,  (i) when delivered in writing by hand, upon delivery; (ii) if sent via facsimile or email, upon transmission and electronic confirmation of receipt (and if transmitted and received on a non-business day, on the first Business Day following transmission and electronic confirmation of receipt), (iii) three (3) Business Days (and ten (10) Business Days for international mail) after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or (iv) three (3) Business Days after being sent by internationally overnight delivery providing receipt of delivery, to the following addresses:

if to the Company, B.O.S Better Online Solutions Ltd., 20 Freiman Street, Rishon Lezion, 75101 Israel Attn: Mr. Eyal Cohen, CFO, facsimile: (972) 3 954-1003, with a copy to Amit, Pollak Matalon & Co., Nitzba Tower, 17 Yitzhak Sadeh St., Tel-Aviv 67775 Israel  attn: Shlomo Landress, Adv.  Fax: (972) 3 568-9001; or at any other address designated by the Company to the Lender in writing;

if to the Lender, c/o Gabi Jacobs, Uriel Ofek 3, Hertzliya 46470, facsimile: (972) 9 9573658, with a copy to Ofer Manor, Adv, Shibolet & Co, 4 Berkovitz St, Tel-Aviv 64238, facsimile: (972) 3 7778444 or at any other address designated by the Lender to the Company in writing.

6.3             Delays or Omissions; Waiver. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any breach or default, or an acquiescence thereto, or of a similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

6.4             Other Remedies. Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

6.5             Entire Agreement. This Agreement and the exhibits and schedules hereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto, including, without limitation, the July Loan Agreement and the February Loan Agreement.

6.6             Headings.  All section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

6.7             Severability. Should any one or more of the provisions of this Agreement (including its exhibits and schedules) or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement, shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision, which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

6.8             Assignment. This Agreement may not be assigned in whole or in part by the Lender without the prior written consent of the Company. For the avoidance of doubt, Lender may endorse and transfer the Company checks to a reputable third party for collection (factoring).

6.9             Governing Law and Venue. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Israel, without regard to conflict of laws provisions. Any dispute arising under or in relation to this Agreement shall be adjudicated in the competent court of Tel Aviv-Jaffa district only, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

6.10           Counterparts. This Agreement may be executed concurrently in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.11           Further Actions.  At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

IN WITNESS WHEREOF the parties have signed this Agreement in one or more counterparts as of the date first appearing above.

B.O.S BETTER ONLINE SOLUTIONS LTD. By: _________________________ Yuval Viner Chief Executive Officer _________________________ Eyal Cohen Chief Financial Officer	DIMEX SYSTEMS (1988) LTD. By:____________________________ Name:__________________________ Title:___________________________

AMENDMENT TO
ORDINARY SHARES PURCHASE WARRANT

NO. BOS09-09

THIS AMENDMENT TO ORDINARY SHARES PURCHASE WARRANT (the “Amendment”) is made as of December ____, 2011 by and among B.O.S Better Online Solutions Ltd. (the “Company”) and Dimex Systems (1988) Ltd. (the “Holder”).

Recitals

WHEREAS, the Company has granted to the Holder a warrant to purchase up to 207,596 shares of the Company, nominal value NIS 20.00 each (the "Ordinary Shares") pursuant to an Ordinary Shares Purchase Warrant No. BOS09-09, dated July 28, 2009 (the "Warrant"); and

WHEREAS, the parties wish to amend the Warrant as specified below;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.	Capitalized terms used herein, which are not defined in this Amendment, shall have the meaning assigned to them in the Warrant.

2.
The parties agree that the Expiration Date of the Warrant, as it relates to 103,798 Ordinary Shares shall be extended by two years, until July 28, 2014. The Expiration Date in respect of 103,798 Ordinary Shares shall remain the same (i.e., July 28, 2012).

3.	Except as otherwise amended hereby, all terms and provisions of the Original Warrant shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above, which may be executed and delivered by facsimile in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

B.O.S Better Online Solutions Ltd. By: ______________ Name: ___________ Title: __________	Dimex Systems (1988) Ltd. By: ______________ Name: ___________ Title: __________

AMENDMENT TO
ORDINARY SHARES PURCHASE WARRANT

NO. BOS10-02

THIS AMENDMENT TO ORDINARY SHARES PURCHASE WARRANT (the “Amendment”) is made as of December ____, 2011 by and among B.O.S Better Online Solutions Ltd. (the “Company”) and Dimex Systems (1988) Ltd. (the “Holder”).

Recitals

WHEREAS, the Company has granted to the Holder a warrant to purchase up to 49,721 shares of the Company, nominal value NIS 20.00 each (the "Ordinary Shares") pursuant to an Ordinary Shares Purchase Warrant No. BOS10-02, dated February 3, 2010 (the "Warrant"); and

WHEREAS, the parties wish to amend the Warrant as specified below;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

4.	Capitalized terms used herein, which are not defined in this Amendment, shall have the meaning assigned to them in the Warrant.

5.
The parties agree that the Expiration Date of the Warrant, as it relates to 24,861 Ordinary Shares, shall be extended by two years, until February 3, 2015. The Expiration Date in respect of 24,860 Ordinary Shares shall remain the same (i.e., February 3, 2013).

6.	Except as otherwise amended hereby, all terms and provisions of the Original Warrant shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above, which may be executed and delivered by facsimile in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

B.O.S Better Online Solutions Ltd. By: ______________ Name: ___________ Title: __________	Dimex Systems (1988) Ltd. By: ______________ Name: ___________ Title: __________